SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                   FORM 8-K/A


                           AMENDMENT TO CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 15, 2002


                                UNIT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Oklahoma                   1-9260                   73-1283193
(State of Incorporation)   (Commission File Number)        (IRS Employer
                                                         Identification No.)


                        1000 Kensington Tower, Suite 1000
                              Tulsa, Oklahoma 74136
              (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  918/493-7700
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                (Not Applicable)
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


     The undersigned hereby amends its Form 8-K filed August 27, 2002 to include the historical financial statements of the CDC Drilling Company Combined Financial Statements and the related pro forma financial information.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Business Acquired

         Set forth below are the financial statements appearing in this report:

                                                               Page in
         CDC Drilling Company                                This Report
         ------------------------------------------          -----------
              Report of Independent Accountants . . . . . . . . .F-1
              Combined Balance Sheets of CDC Drilling
                Company as of June 30, 2001 and
                March 31, 2002 (unaudited). . . . . . . . . . . .F-2
              Combined Statements of Operations of
                CDC Drilling Company for the Year Ended
                June 30, 2001 and the Nine Months Ended
                March 31, 2002 and 2001 (unaudited) . . . . . . .F-3
              Combined Statements of Owner's Equity of
                CDC Drilling Company for the Year Ended
                June 30, 2001 and the Nine Months Ended
                March 31, 2002 (unaudited). . . . . . . . . . . .F-4
              Combined Statement of Cash Flows of
                CDC Drilling Company for the Year Ended
                June 30, 2001 and the Nine Months Ended
                March 31, 2002 and 2001 (unaudited) . . . . . . .F-5
              Notes to Combined Financial Statements
                of CDC Drilling Company . . . . . . . . . . . . .F-6

     (b) Pro Forma Financial Information

         Set forth below is the pro forma financial information appearing in this report:

              Unaudited Pro Forma Consolidated Condensed
                Balance Sheet as of June 30, 2002 . . . . . . . .P-1
              Unaudited Pro Forma Consolidated Condensed
                Statement of Operations for the Year Ended
                December 31, 2001 . . . . . . . . . . . . . . . .P-3
              Unaudited Pro Forma Consolidated Condensed
                Statement of Operations for the Six
                Months Ended June 30, 2002. . . . . . . . . . . .P-4
              Notes to Unaudited Pro Forma Consolidated
                Condensed Financial Statements. . . . . . . . . .P-5
              Signatures. . . . . . . . . . . . . . . . . . . . .P-10


     (c) Exhibits

         23.1 Consent of Independent Auditors

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
CDC Drilling Company

We have audited the accompanying combined balance sheet of CDC Drilling Company (see Note 1) as of June 30, 2001 and the related combined statements of operations, owner's equity and cash flows for the year ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CDC Drilling Company (See Note 1) at June 30, 2001 amd the combined results of its operations and its cash flows for the year ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.




                                            Ernst & Young


May 15, 2002, except for the matter
  described in the fourth paragraph
  of Note 1 for which the date is
  June 26, 2002
Tulsa, Oklahoma

                        UNIT CORPORATION AND SUBSIDIARIES

                              CDC DRILLING COMPANY
                             COMBINED BALANCE SHEETS
                                    (Note 1)
                                                 June 30,      March 31,
                                                   2001          2002
                                                ----------    ----------
   ASSETS                                                     (Unaudited)
   ------                                            (In thousands)
   Current Assets:
       Accounts receivable, net                 $  13,418     $  12,235
       Note receivable                                100           100
       Income tax receivable                          -           2,484
       Deferred tax asset                             160           592
       Other current assets                            75           270
                                                ----------    ----------
           Total current assets                    13,753        15,681
                                                ----------    ----------
   Property and Equipment:
       Drilling equipment, net of
         accumulated depreciation                  54,476        64,812
       Transportation and other equipment,
         net of accumulated depreciation              889         1,076
                                                ----------    ----------
                                                   55,365        65,888
                                                ----------    ----------
   Total Assets                                 $  69,118     $  81,569
                                                ==========    ==========

   LIABILITIES AND OWNER'S EQUITY
   ------------------------------
   Current Liabilities:
       Accounts payable                         $   3,333     $   2,037
       Payable to affiliate                         4,574           862
       Accrued liabilities                            978         1,597
       Income tax payable                             145           -
       Note payable to shareholder                 14,665        27,447
                                                ----------    ----------
           Total current liabilities               23,695        31,943
                                                ----------    ----------
   Deferred Income Taxes                            2,931         6,095
                                                ----------    ----------
   Commitments and Contingencies
   Owner's Equity:
       Common stock, $1 par value, 50,000
         shares authorized, 1,000 shares
         outstanding at March 31, 2002 and
         June 30, 2001                                  1             1
       Additional contributed capital              40,592        37,339
       Retained earnings                            1,899         6,191
                                                ----------    ----------
           Total owner's equity                    42,492        43,531
                                                ----------    ----------
   Total Liabilities and Owner's Equity         $  69,118     $  81,569
                                                ==========    ==========

     The accompanying notes are an integral part of the financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

                              CDC DRILLING COMPANY
                        COMBINED STATEMENTS OF OPERATIONS
                                    (Note 1)

                                           Year      Nine Months  Nine Months
                                           Ended        Ended        Ended
                                          June 30,     March 31,    March 31,
                                            2001         2002         2001
                                         ----------   ----------   ----------
                                                           (Unaudited)
                                               (In thousands, except per
                                                    share amounts)

   Revenues:
       Contract drilling                 $  24,216    $  42,628    $  11,080
       Other                                    36          351           25
                                         ----------   ----------   ----------
                                            24,252       42,979       11,105
                                         ----------   ----------   ----------

   Operating Expenses:
       Contract drilling                    16,192       27,520        8,354
       Depreciation                          2,859        5,452        1,584
       General and administrative            1,469        1,940        1,001
       Other operating expenses                213          879          102
                                         ----------   ----------   ----------
                                            20,733       35,791       11,041
                                         ----------   ----------   ----------
   Income From Operations                    3,519        7,188           64
                                         ----------   ----------   ----------
   Other Income (Expenses):
       Interest expense                        -           (433)          (1)
       Other income                              4            5          -
                                         ----------   ----------   ----------
                                                 4         (428)          (1)
                                         ----------   ----------   ----------
   Income Before Income Taxes                3,523        6,760           63
                                         ----------   ----------   ----------
   Income Tax Provision (Benefit):
       Current                              (1,385)        (264)        (978)
       Deferred                              2,711        2,732        1,001
                                         ----------   ----------   ----------
                                             1,326        2,468           23
                                         ----------   ----------   ----------
   Net Income                            $   2,197    $   4,292    $      40
                                         ==========   ==========   ==========

   Basic and Diluted Earnings per Share  $   2,197    $   4,292    $      40
                                         ==========   ==========   ==========

   Weighted Average Shares Outstanding       1,000        1,000        1,000
                                         ==========   ==========   ==========

     The accompanying notes are an integral part of the financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

                              CDC DRILLING COMPANY
                      COMBINED STATEMENTS OF OWNER'S EQUITY
                                    (Note 1)

                          Common Stock                    Retained
                        ---------------    Additional     Earnings
                        Shares            Contributed   (Accumulated
                        Issued   Amount     Capital       Deficit)       Total
                        ------   ------   -----------   ------------   ---------
                                             (In thousands)
Balance, June 30,
  2000                      1    $   1    $   10,418    $      (298)   $ 10,121
    Net income              -        -           -            2,197       2,197
    Net contributions       -        -        30,174            -        30,174
                        ------   ------   -----------   ------------   ---------

Balance, June 30,
  2001                      1        1        40,592          1,899      42,492
    Net income
      (unaudited)           -        -           -            4,292       4,292
    Net distributions
      (unaudited)           -        -        (3,253)           -        (3,253)
                        ------   ------   -----------   ------------   ---------

Balance, March 31,
  2002 (unaudited)          1    $   1    $   37,339    $     6,191    $ 43,531
                        ======   ======   ===========   ============   =========
















     The accompanying notes are an integral part of the financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

                              CDC DRILLING COMPANY
                        COMBINED STATEMENTS OF CASH FLOWS
                                    (Note 1)

                                                             Nine        Nine
                                                Year        Months      Months
                                                Ended       Ended       Ended
                                               June 30,    March 31,   March 31,
                                                 2001        2002        2001
                                              ----------  ----------  ----------
                                                                (Unaudited)
                                                        (In thousands)
   Cash Flows From Operating Activities:
       Net Income                             $   2,197   $   4,292   $      40
       Adjustments to reconcile net income
         to net cash provided by operating
         activities:
           Depreciation                           2,859       5,452       1,584
           Bad debt expense                         204         338         -
           Deferred income tax expense            2,711       2,732       1,001
           Non-cash interest expense                -           433         -
           Other                                    -           (63)        165
       Changes in operating assets and
         liabilities:
           Accounts receivable                  (13,454)        845      (6,287)
           Note receivable                         (100)        -           -
           Income tax receivable                    -        (2,484)        -
           Other current assets                      (7)       (195)       (642)
           Accounts payable and payable to
             affiliates                            (546)     (4,270)        (18)
           Accrued liabilities                      871         619         568
           Income taxes payable                     145        (145)        -
                                              ----------  ----------  ----------
               Net cash provided by (used in)
                 operating activities            (5,120)      7,554      (3,589)
                                              ----------  ----------  ----------
   Cash Flows Used In Investing Activities:
       Additions to property and equipment       (9,545)     (8,326)     (8,012)
                                              ----------  ----------  ----------
               Net cash used in investing
                 activities                      (9,545)     (8,326)     (8,012)
                                              ----------  ----------  ----------
   Cash Flows From Financing
     Activities:
       Proceeds from borrowings                  14,665      12,349      11,601
       Cash distributions to affiliate              -       (11,577)        -
                                              ----------  ----------  ----------
               Net cash provided by
                 financing activities            14,665         772      11,601
                                              ----------  ----------  ----------
   Net Increase in Cash and Cash Equivalents        -           -           -

   Cash and Cash Equivalents at Beginning
     of Period                                      -           -           -
                                              ----------  ----------  ----------
   Cash and Cash Equivalents at End
     of Period                                $     -     $     -     $     -
                                              ==========  ==========  ==========

     The accompanying notes are an integral part of the financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

                              CDC DRILLING COMPANY
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 June 30, 2001
           (Information as of March 31, 2002 and for the nine months
                 ended March 31, 2002 and 2001 is unaudited)

Note 1 - Summary of Accounting Policies
---------------------------------------

  Business and Basis of Presentation

     CDC Drilling Company (formerly Cactus Drilling Company), an Oklahoma corporation, provides land contract drilling services for the oil and gas industry, primarily in Oklahoma and Texas. The term "CDC" refers to CDC Drilling Company. CDC, which has no subsidiaries, commenced drilling operations in June, 2000.

     The accompanying combined financial statements and notes thereto present the combined financial position, results of operations and cash flows of CDC Drilling Company, adjusted to add the contribution of the historical net cost basis and expenses directly associated with drilling rigs owned by Kaiser-Francis Oil Company ("Kaiser-Francis"), a company controlled by the sole shareholder of CDC (collectively, the "Company"). The net cost basis of drilling rigs which are used exclusively by CDC to provide contract drilling services is the historical cost of such drilling rigs to Kaiser-Francis. These statements include allocations of expenses indirectly attributable to the Company, as described in Note 6. As a result, the statements may not be indicative of the financial position or operating results of the Company had it been operated as a separate, stand-alone company. These combined financial statements present the business sold in the transaction described below.

     In April 2002, the drilling rigs to be sold were transferred into CREC Rig Acquisition Company, L.L.C., which is held by a charitable income trust established by Kaiser-Francis.

     On June 26, 2002, definitive agreements were signed under which substantially all of the assets included within these combined financial statements would be sold. The agreement includes an option whereby the acquirer has the exclusive first option to purchase any additional rigs constructed by Kaiser-Francis or a successor entity in the three years following closing. If the acquirer declines this option, then Kaiser-Francis may sell the rigs to another company or transfer the rigs to a subsidiary or affiliate for its use.

     The March 31, 2002 and 2001 financial statements have not been audited by independent auditors but include all adjustments consisting of only those of a normal recurring nature, which, in the opinion of the Company's management, are necessary to present fairly its financial position as of March 31, 2002 and its results of operations and cash flows for the nine months ended March 31, 2002 and 2001. Results for the nine months ended March 31, 2002 are not necessarily indicative of results to be expected for the full year 2002 or for any future period.

---------------------------------------------------

     The contact drilling business is subject to cyclical business fluctuation, which often results in irregular rig utilization. 68 percent of the Company's 2001 revenues were derived from five customers, of which one made up 24 percent of 2001 revenues.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that effect the amounts reported in financial statements and the accompanying notes. Actual results may differ from such estimates.

  Property and Equipment

     Property and equipment are stated at cost. Parts inventory is accounted for at cost using the specific identification method. Drilling, transportation and other equipment is depreciated using the straight-line method over estimated useful lives ranging from three to twelve years. Maintenance and repairs are charged to operations as incurred; renewals and betterments are capitalized to appropriate property and equipment accounts.

     Long-lived assets are reviewed for impairment whenever events or circumstances provide evidence that suggests the carrying amount of the asset may not be recoverable. The determination of whether an impairment loss has occurred is based on management's estimate of the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the assets, an impairment loss is recognized. The amount of any impairment loss is determined by estimating the fair value of the assets and recording a loss to the extent the carrying value exceeds the fair value of the asset.

  Accounts Receivable

     Accounts receivable relate primarily to billings for contract drilling, mobilization and demobilization, and reimbursement of specific contract expenses. The Company reviews the financial condition of potential customers prior to signing drilling agreements but otherwise does not normally require collateral. The Company's allowance for doubtful accounts receivable was $204,000 at June 30, 2001.

  Revenue Recognition

     Contract drilling revenues are primarily generated through day rate-basis contracts, which are recognized as income when services are performed. The Company also receives lump-sum fees for the mobilization and demobilization of equipment and personnel to contract drilling locations. Mobilization and demobilization revenue is recognized over the term of the drilling contract. Related costs are recorded as incurred.

---------------------------------------------------

  Derivatives

     The Company does not utilize financial derivative instruments to hedge its market risks.

  Income Taxes

     CDC files a separate tax return for its operations. The revenues and expenses directly associated with drilling rigs owned by Kaiser-Francis are included in the Kaiser-Francis tax return. The tax provision included in these financial statements is prepared on a combined basis considering the tax sharing agreement described in Note 4.

     The Company utilizes the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax liabilities consists primarily of the excess of net book basis over remaining tax basis.

  Comprehensive Income

     The Company applies the provisions of Statements of Financial Standards
(FAS) No. 130, Reporting Comprehensive Income. However, there was no other comprehensive income during the periods presented.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's accounts receivable, note receivable and payable to affiliate approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amount of the note payable to stockholder approximates fair value since it carries a variable interest rate.

  Recent Accounting Standards

     In June 2001, the Financial Accounting Standards Board issued FAS No. 143, Accounting for Asset Retirement Obligations, and in August 2001, FAS No. 144, Accounting for Impairment of Disposal of Long-Lived Assets. These statements will be effective for the Company on July 1, 2002. Management is currently evaluating the impact of FAS Nos. 143 and 144 on the Company's financial position and results of operations.

Note 2 - Property and Equipment
-------------------------------

     Investments in property and equipment at June 30, 2001 were as follows (amounts in thousands):


       Drilling Equipment
           Operating rigs and related equipment           $  62,368
           Rigs under construction and parts inventory        7,390
                                                          ----------
                                                             69,758
       Transportation Equipment                                 922
       Furniture, Fixtures and Other                             84
                                                          ----------
                                                             70,764
       Less - Accumulated Depreciation                      (15,399)
                                                          ----------
                                                          $  55,365
                                                          ==========

     The Company capitalized interest of approximately $433,000 for the year ended June 30, 2001. The Company capitalized interest of $117,000 and $245,000 for the nine month periods ended March 31, 2002 and 2001, respectively (unaudited).

     Net property and equipment contributed by Kaiser-Francis, comprised of rigs included in these combined financial statements, amounted to $36.6 million for the year ended June 30, 2001 and $8.2 million and $21.0 million for the nine month periods ended March 31, 2002 and 2001, respectively (unaudited).

Note 3 - Note Payable to Shareholder
------------------------------------

     On July 1, 2000, the Company entered into an unsecured demand note payable to George B. Kaiser, the sole shareholder of CDC. Discretionary loans up to a total of $50 million can be borrowed under the terms of this note. There is no stated termination date under this arrangement. Interest is calculated monthly based on an interest rate equal to LIBOR plus 1 percent (effective rate of 5.1 percent at June 30, 2001). As discussed in Note 6, since the Company maintains no cash balance, interest and other disbursements by CDC increase the note payable balance. Interest added to the note payable balance was approximately $433,000 for the year ended June 30, 2001 and $557,000 and $254,000 for the nine month periods ended March 31, 2002 and 2001, respectively (unaudited).

Note 4 - Income Taxes
---------------------

     Deferred tax assets and liabilities consist of the following at June 30, 2001 (amounts in thousands):


       Deferred Tax Assets:
           Accruals not deducted for tax purposes         $     160

       Deferred Tax Liabilities:
           Excess of basis in property and equipment
             for financial reporting purposes over
             the tax basis                                   (2,931)
                                                          ----------
                                                          $  (2,771)
                                                          ==========


     A reconciliation of the Company's income tax provision computed by applying the statutory federal income tax rate to the Company's income before income taxes for the year ended June 30, 2001 is presented in the following table (amounts in thousands):


       United States Federal Income Tax Provision at
         Statutory Rate of 35 Percent                     $   1,233

       Increases Resulting From:
           State income taxes                                    75
           Other                                                 18
                                                          ----------
                                                          $   1,326
                                                          ==========


     The Company has a tax sharing arrangement with Kaiser-Francis with respect to the rigs and other balances recorded on Kaiser-Francis' books and combined in these financial statements as described in Note 1. Under the arrangement, the Company is allocated benefits by Kaiser-Francis for any tax benefits utilized by Kaiser-Francis, net of any tax liability assumed by Kaiser-Francis. Included in net contributions (distributions) to additional contributed capital are reimbursements by Kaiser-Francis for net operating losses of the rigs and other balances recorded on Kaiser-Francis' books of $1,597,000 for 2001.

     The Company paid income taxes of $67,000 during the year ended June 30, 2001 and $2.5 million (unaudited) during the nine months ended March 31, 2002 related to CDC.

Note 5 - Employee Benefit Plans
-------------------------------

     In July 2001, the Company created 401(k) plans in which eligible salaried and hourly employees could participate. The Company matches a portion of employee contributions, and contributed $37,000 to the plans during the nine months ended March 31, 2002. There are no other employee benefit plans.

Note 6 - Related Party Transactions
-----------------------------------

     Kaiser-Francis provides certain management and administrative functions, including accounting, data processing and human resources administration for the Company. For these services, the Company paid approximately $342,000 for the year ended June 30, 2001 and $299,000 and $256,000 for the nine months ended March 31, 2002 and 2001, respectively (unaudited). Kaiser-Francis allocated these indirect cost to the Company based primarily on estimates of time spent by corporate personnel. Cost incurred by Kaiser-Francis that are directly identifiable to the Company are charged directly to the Company, amounting to approximately $122,000 for the year ended June 30, 2001, and $137,000 and $76,000 for the nine months ended March 31, 2002 and 2001, respectively (unaudited).

     Additionally, CDC billed $535,000 for the year ended June 30, 2001 and $555,000 (unaudited) for the nine months ended March 31, 2002 for drilling services performed for Kaiser-Francis.

     The Company has a cash management arrangement with Kaiser-Francis. Daily, the Company's operating cash accounts are transferred into a Kaiser-Francis master account. The net activity relating to this cash management arrangement is included in the note payable to shareholder (see Note 3).

     Intermountain Oilfield Trucking Company, L.L.C. (Intermountain), a company effectively controlled by the sole shareholder of CDC, was engaged by CDC to move oil and gas well drilling rigs and oil field equipment during 2001. During 2001, the Company paid Intermountain $39,000. At June 30, 2001, $54,000 is included in payable to affiliate. CDC also loaned $100,000 to a third party owner of Intermountain in the form of a secured note bearing interest at prime plus 3 percent, due March 23, 2002. As of May 15, 2002, this note was unpaid and therefore past due.

Note 7 - Commitments and Contingencies
--------------------------------------

     Rigs under construction at June 30, 2001 amounted to $5.3 million. In order for these rigs to become operational, approximately $7.0 million was subsequently expended. All rigs under construction at June 30, 2001 were substantially complete by the end of October, 2001.

     The Company has entered into a three year operating lease agreement with noncancellable terms for office, shop and yard facilities. Future minimum lease payments are $108,000 $108,000 and $90,000 for the years ended June 30, 2002, 2003 and 2004. Rental expense for office, shop and yard facilities was $27,000 for the year ended June 30, 2001.

     The company is involved in no legal proceedings nor has contingent liabilities other than those which the Company considers ordinary and incidental to the contract drilling business. The Company believes any risks of liability are adequately covered by insurance.

                        UNIT CORPORATION AND SUBSIDIARIES

     (b) Pro Forma Financial Information

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               As of June 30, 2002


                                              CDC
                                            Drilling    Pro Forma
                                   Unit     Company    Adjustments
                               Corporation  Combined     (Note 3)     Pro Forma
                               ----------  ----------  ----------     ----------
                                               (In thousands)
Assets:
-------
Current Assets:
    Cash and cash equivalents  $   1,458   $     -     $     -        $   1,458
    Accounts receivable           27,817      10,602     (10,602) (a)    27,817
    Notes Receivable                 -           100        (100) (a)       -
    Materials and supplies         6,908         -           -            6,908
    Income tax receivable            -         1,925      (1,925) (a)       -
    Other                          3,745       1,236      (1,236) (a)     3,745
                               ----------  ----------  ----------     ----------
        Total current assets      39,928      13,863     (13,863)        39,928
                               ----------  ----------  ----------     ----------
Property and Equipment:
    Total cost                   691,425      86,863      30,267  (b)   808,555
    Less accumulated
      depreciation, depletion,
      amortization and
      impairment                 321,123      23,193     (23,193) (b)   321,123
                               ----------  ----------  ----------     ----------
        Net property and
          equipment              370,302      63,670      53,460        487,432
                               ----------  ----------  ----------     ----------
Other Assets                       8,261         -         9,861  (b)    18,122
                               ----------  ----------  ----------     ----------
Total Assets                   $ 418,491   $  77,533   $  49,458      $ 545,482
                               ==========  ==========  ==========     ==========
















             The accompanying notes are an integral part of the pro
               forma consolidated condensed financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

                               As of June 30, 2002


                                              CDC
                                            Drilling   Pro Forma
                                  Unit      Company   Adjustments
                               Corporation  Combined    (Note 3)      Pro Forma
                               ----------  ----------  ----------     ----------
                                                (In thousands)
LIABILITIES AND SHAREHOLDER'S
  EQUITY
-----------------------------
Current Liabilities:
    Current portion of
      long-term liabilities
      and debt                 $   1,375   $     -     $     -        $   1,375
    Accounts payable              16,265       3,184      (3,184) (a)    16,265
    Accrued liabilities            9,927       1,316      (1,316) (a)     9,927
    Note payable to
      shareholder                    -        29,431     (29,431) (a)       -
                               ----------  ----------  ----------     ----------
        Total current
          liabilities             27,567      33,931     (33,931)        27,567
                               ----------  ----------  ----------     ----------
Long-Term Debt                    20,000         -         4,500  (c)    24,500
                               ----------  ----------  ----------     ----------
Other Long-Term Liabilities        4,364         -           -            4,364
                               ----------  ----------  ----------     ----------
Deferred Income Taxes             78,381       5,761      (5,761) (a)    78,381
                               ----------  ----------  ----------     ----------
Shareholder's Equity:
    Preferred stock, $1.00 par
      value, 5,000,000 shares
      authorized, none issued        -           -           -              -
    Common stock $.20 par
      value, 75,000,000 shares
      authorized, 36,114,300
      and 43,334,300 (pro
      forma) shares issued and
      outstanding, respectively    7,223           1       1,443  (d)     8,667
    Capital in excess of par
      value                      142,926      33,439      87,608  (d)   263,973
    Retained earnings            138,030       4,401      (4,401) (a)   138,030
                               ----------  ----------  ----------     ----------
        Total shareholder's
          equity                 288,179      37,841      84,650        410,670
                               ----------  ----------  ----------     ----------

Total Liabilities and
  Shareholder's Equity         $ 418,491   $  77,533   $  49,458      $ 545,482
                               ==========  ==========  ==========     ==========




               The accompanying notes are an integral part of the
             pro forma consolidated condensed financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2001

                                              CDC
                                            Drilling
                                            Company    Pro Forma
                                   Unit     Combined   Adjustments
                               Corporation  (Note 2)    (Note 3)      Pro Forma
                               ----------  ----------  ----------     ----------
                                    (In thousands except per share amounts)
Revenues:
    Contract drilling          $ 167,042   $  51,878   $     -        $ 218,920
    Oil and natural gas           90,237         -           -           90,237
    Other                          1,900          47         -            1,947
                               ----------  ----------  ----------     ----------
            Total revenues       259,179      51,925         -          311,104
                               ----------  ----------  ----------     ----------

Expenses:
    Contract drilling:
        Operating costs           91,006      31,896       1,735  (f)   124,637
        Depreciation and
          amortization            13,888       5,611         233  (e)    19,732
    Oil and natural gas:
        Operating costs           22,196         -           -           22,196
        Depreciation,
          depletion
          and amortization        22,116         -           -           22,116
    General and administrative     8,476       2,105      (2,105) (f)     8,476
    Interest                       2,818         264         (12) (g)     3,070
                               ----------  ----------  ----------     ----------
            Total expenses       160,500      39,876        (149)       200,227
                               ----------  ----------  ----------     ----------
Income Before Income Taxes        98,679      12,049         149        110,877
                               ----------  ----------  ----------     ----------
Income Tax Expense                35,913       4,450          57  (h)    40,420
                               ----------  ----------  ----------     ----------
Net Income                     $  62,766   $   7,599   $      92      $  70,457
                               ==========  ==========  ==========     ==========

Net Income Per Common
  Share (Note 4):
    Basic                      $    1.75                              $    1.63
                               ==========                             ==========
    Diluted                    $    1.73                              $    1.62
                               ==========                             ==========







             The accompanying notes are an integral part of the pro
               forma consolidated condensed financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 2002


                                              CDC
                                            Drilling
                                            Company    Pro Forma
                                  Unit      Combined  Adjustments
                               Corporation  (Note 2)    (Note 3)      Pro Forma
                               ----------  ----------  ----------     ----------
                                    (In thousands except per share amounts)
Revenues:
    Contract drilling          $  52,555   $  22,329   $     -        $  74,884
    Oil and natural gas           30,629         -           -           30,629
    Other                            299         240         -              539
                               ----------  ----------  ----------     ----------
            Total revenues        83,483      22,569         -          106,052
                               ----------  ----------  ----------     ----------

Expenses:
    Contract drilling:
        Operating costs           39,269      18,683       2,889  (f)    60,841
        Depreciation               5,739       4,249        (944) (e)     9,044
    Oil and natural gas:
        Operating costs           10,109         -           -           10,109
        Depreciation,
          depletion
          and amortization        11,257         -           -           11,257
    General and administrative     4,042       3,088      (3,088) (f)     4,042
    Interest                         516         360        (293) (g)       583
                               ----------  ----------  ----------     ----------
            Total expenses        70,932      26,380      (1,436)        95,876
                               ----------  ----------  ----------     ----------
Income (Loss) Before Income
  Taxes                           12,551      (3,811)      1,436         10,176
                               ----------  ----------  ----------     ----------
Income Tax Expense (Benefit)       4,801      (1,414)        546  (h)     3,933
                               ----------  ----------  ----------     ----------
Net Income (Loss)              $   7,750   $  (2,397)  $     890      $   6,243
                               ==========  ==========  ==========     ==========

Net Income Per Common
  Share (Note 4):
    Basic                      $    0.21                              $    0.14
                               ==========                             ==========
    Diluted                    $    0.21                              $    0.14
                               ==========                             ==========



             The accompanying notes are an integral part of the pro
               forma consolidated condensed financial statements.

                        UNIT CORPORATION AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - THE ACQUISITION
------------------------

     On August 15, 2002, Unit Corporation completed the acquisition of CREC Rig Acquisition Company LLC and CDC Drilling Company (combined "CDC"). Both of the acquisitions were stock purchase transactions. Under the terms of these transactions (the "CDC Acquisition"), Unit issued 6,819,748 shares of common stock and paid $3,813,053 for all the outstanding shares of CREC Rig Acquisition Company LLC and issued 400,252 shares of common stock and paid $686,947 for all the outstanding shares of CDC Drilling Company. The consideration paid in both transactions was determined through arms-length negotiations between the parties.

     The calculation and allocation of the total consideration paid for the acquisition are as follows (in thousands):

        Calculation of Consideration Paid:

            Unit Corporation common stock
              (7,220,000 shares at $16.96556 per share)    $ 122,491
            Cash                                               4,500
                                                           ----------
                 Total consideration                       $ 126,991
                                                           ==========

        Allocation of Total Consideration Paid:

            Equipment                                      $ 117,130
            Goodwill                                           9,861
                                                           ----------
                Total consideration                        $ 126,991
                                                           ==========

NOTE 2 - BASIS OF PRESENTATION
------------------------------

     The accompanying unaudited Pro Forma Consolidated Condensed Financial Statements are presented to reflect the consummation of the CDC Acquisition. The unaudited Pro Forma Consolidated Condensed Balance Sheet is presented as if the acquisition, accounted for under the purchase method, occurred as of June 30, 2002. The unaudited Pro Forma Consolidated Condensed Statements of Operations are presented as if the acquisition occurred on January 1, 2001 and may not be indicative of the results that would have occurred if the acquisition had been effective on the dates indicated or of the results that may be obtained in the future. Since CDC had a fiscal year end of June 30, CDC's Combined results of operations for the six months ended June 30, 2002 and the twelve months ended December 31, 2001 were derived from unaudited information for the six months ended June 30, 2002 and the combined six month periods ending June 30, 2001 and December 31, 2001, respectively. The accompanying pro forma financial statements should be read in conjunction with the historical financial statements and notes to financial statements of both Unit Corporation and CDC Drilling Company.

NOTE 3 - PRO FORMA ADJUSTMENTS
------------------------------

     The accompanying unaudited Pro Forma Consolidated Condensed Financial Statements include the following adjustments:

       (a) Adjustments to remove certain assets, liabilities and shareholder's equity of CDC at June 30, 2002, which were not acquired by Unit Corporation.

       (b) Property and equipment was adjusted to the fair market value of the assets acquired from CDC of $117,130,000, which was derived from an independent appraisal, and other assets was increased $9,861,000 for goodwill.

       (c) Increase in long-term debt for the additional liability incurred for payment of $4.5 million cash.

       (d) Adjustments to common stock and additional paid in capital represent the issuance of 7,220,000 shares of common stock to the sellers. The 7,220,000 shares were valued at $16.96556 per share. The stock was valued using the average of the closing prices for the period beginning 4 days before to 4 days after the acquisition announcement date of March 21, 2002.

                        UNIT CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -
     CONTINUED

       (e) Adjustment provides depreciation expense computed on the $117,130,000 fair market value of the acquired assets. Depreciation and amortization of drilling equipment was calculated using the units-of-production method based on a useful life of 15 years for the acquired rigs, including a minimum provision of 20 percent of the active depreciation rate when the equipment is idle. Depreciation for drill pipe and drill collars was calculated using the composite method, which calculates depreciation by footage actually drilled compared to total estimated remaining footage. Depreciation of other property and equipment was computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years.

       (f) Adjustments were made to reduce general and administrative expense for amounts CDC was billed for services provided by Kaiser-Francis for management and administrative functions, including accounting, data processing and human resources administration. Employees already working in the same capacity for Unit's existing rig fleet will provide these services. The remaining directly related general and administrative expense was reclassified to drilling operating expense to conform with Unit Corporation's financial statements.

       (g) Interest expense was adjusted to reflect the interest on the $4.5 million in additional long-term debt incurred in the acquisition less the debt on note payable to shareholder.

       (h) The adjustment to income tax expense represents the increase in taxes associated with the pro forma adjustments based on the statutory (federal and state) tax rate.

                        UNIT CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -
     CONTINUED

NOTE 4 - NET INCOME PER COMMON SHARE
------------------------------------

     The following data shows the amounts used in computing earnings per share.

                                           For the Year Ended
                                           December 31, 2001
                            ---------------------------------------------
                                                               WEIGHTED
                                INCOME          SHARES        PER-SHARE
                             (NUMERATOR)     (DENOMINATOR)      AMOUNT
                            --------------   -------------   ------------
   Basic Earnings per
     Common Share           $  62,766,000      35,967,000

   Effect of Pro Forma
     Adjustments                7,691,000       7,220,000
                            --------------   -------------
   Basic Pro Forma
     Earnings per
     Common Share              70,457,000      43,187,000    $      1.63
                                                             ============
   Effect of Dilutive
     Stock Options                  -             291,000
                            --------------   -------------
   Diluted Pro Forma
     Earnings per
     Common Share           $  70,457,000      43,478,000    $      1.62
                            ==============   =============   ============

     Options to purchase 153,000 shares of common stock at an average price of $16.79 were excluded from the computation of diluted pro forma earnings per share because the option exercise prices were greater than the average market price on common shares for the year ended December 31, 2001.

                        UNIT CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -
     CONTINUED

                                       For the Six Months Ended
                                            June 30, 2002
                            -------------------------------------------
                                                               WEIGHTED
                                INCOME          SHARES        PER-SHARE
                             (NUMERATOR)     (DENOMINATOR)      AMOUNT
                            --------------   -------------   ------------
   Basic Earnings per
     Common Share           $   7,750,000      36,072,000

   Effect of Pro Forma
     Adjustments               (1,507,000)      7,220,000
                            --------------   -------------
   Basic Pro Forma
     Earnings per Common
     Share                      6,243,000      43,292,000    $      0.14
                                                             ============
   Effect of Dilutive
     Stock Options                  -             264,000
                            --------------   -------------
   Diluted Pro Forma
     Earnings per
     Common Share           $   6,243,000      43,556,000    $      0.14
                            ==============   =============   ============

     Options to purchase 174,000 shares of common stock at an average price of $17.19 were excluded from the computation of diluted pro forma earnings per share because the option exercise prices were greater than the average market price on common shares for the six months ended June 30, 2002.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               UNIT CORPORATION


Dated: September 20, 2002                      By:  /s/  LARRY D. PINKSTON
                                               ----------------------------
                                               Larry D. Pinkston
                                               Chief Financial Officer
                                               Treasurer and
                                               Vice President

     (c)  Exhibits


          Exhibit Number         Description of Exhibits
                                 -----------------------

               23.1      --  Consent of Independent Auditors